As filed with the Securities and Exchange Commission on February 19, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

MAINZ BIOMED N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Mainz Biomed N.V.
Robert Koch Strasse 50
55129 Mainz
Germany
Telephone: +49 6131 5542860

(Address of principal executive offices, including zip code, and telephone number, including area code)

Vcorp Services, LLC
25 Robert Pitt Drive, Suite 204
Monsey, NY 10952
Telephone:

(Name, address, including zip code, and telephone number, including area code, of agent of service)

Copy to:

William Rosenstadt, Esq.
Mengyi “Jason” Ye, Esq.
Tim Dockery, Esq.
Ortoli Rosenstadt LLP
366 Madison Avenue
New York, New York 10022
Telephone: (212) 588-0022

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Mainz Biomed N.V., a Dutch public company with limited liability (naamloze vennootschap) (the “Company”), in connection with the registration of 1,467,021 ordinary shares of the Company’s, nominal value of EUR 0.01 per share (the “Ordinary Shares”), which represent the maximum number of Ordinary Shares underlying awards that are currently authorized under the Company’s 2025 Omnibus Incentive Plan (the “2025 Plan”).

This Registration Statement includes a reoffer prospectus prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act’). The reoffer prospectus may be used for the reoffer and resale of Ordinary Shares on a continuous or delayed basis that may be deemed to be “restricted securities” and/or “control securities” within the meaning of the Securities Act, and the rules and regulations promulgated thereunder, that were issued to certain of our executive officers, employees, consultants and directors identified in the reoffer prospectus. The number of Ordinary Shares included in the reoffer prospectus represents Ordinary Shares issued to the selling shareholders pursuant to restricted stock awards that have been granted (all of which have vested) and does not necessarily represent a present intention to sell any or all such Ordinary Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the U.S. Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Ordinary Shares pursuant to the 2025 Plan. The documents containing this information will be sent or given to eligible participants as specified in Rule 428(b)(1) of the Securities Act. Such documents are not being filed by the Company with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

REOFFER PROSPECTUS

1,000,000 ORDINARY SHARES

MAINZ BIOMED N.V.

This prospectus relates to the reoffer and resale from time to time of up to 1,000,000 ordinary shares, nominal value of EUR 0.01 per share (the “Ordinary Shares”), of Mainz Biomed N.V., a Dutch public company with limited liability (naamloze vennootschap) (the “Company”) by certain selling shareholders named herein.

The selling shareholders may offer and sell the shares described in this prospectus in a number of different ways and at varying prices. The selling shareholders may sell any, all or none of such shares, and we do not know when or in what amount the selling shareholders may sell such shares. The inclusion of such shares in this prospectus does not necessarily represent a present intention by the selling shareholders to sell any or all such shares.

Our Ordinary Shares are traded on Nasdaq Capital Market under the ticker symbol “MYNZ”. On February 18, 2026, the closing price for our Ordinary Shares as reported by Nasdaq Capital Market was $0.624.

We may amend or supplement this reoffer prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus, the information incorporated by reference herein and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See the section titled “Risk Factors” beginning on page 4 of this prospectus and in any similar section included in the documents incorporated by reference in this prospectus to read about factors you should consider before investing in our securities.

The U.S. Securities and Exchange Commission (the “Commission”) may take the view that, under certain circumstances, the selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. See the section titled “Plan of Distribution.”

Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Unless otherwise mentioned or unless the context requires otherwise, all references in this reoffer prospectus to the “Company,” “we,” “us,” “our,” or similar terms refer to Mainz Biomed N.V. and its subsidiaries taken as a whole, except where the context otherwise requires or as otherwise indicated.

The date of this prospectus is February 19, 2026.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses that we have prepared. We do not take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling shareholders may offer to sell, and seek offers to buy, our Ordinary Shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Ordinary Shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

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PROSPECTUS SUMMARY

The following summary highlights certain information in this prospectus and should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus. This summary does not contain all of the information that may be important to you. You should read and carefully consider the following summary together with the entire prospectus, especially the “Risk Factors” section of this prospectus and our financial statements and the notes thereto and the other information incorporated by reference into this prospectus before deciding to invest in our Ordinary Shares. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections of this prospectus. See “Cautionary Note Regarding Forward-Looking Statements”.

We have registered our ordinary shares under the Exchange Act, and we make, and we intend to continue to make, our current and periodic reports and other information (including interactive data files) filed with or furnished to the SEC, pursuant to Section 13(a) or 15(d) of the Exchange Act, available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with, or furnished to, the SEC. The SEC maintains a website at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC, and all of our reports and other information filed or submitted publicly with the SEC may also be found there.

Information on our website or any other website is not incorporated by reference into this annual report and does not constitute a part of this annual report. We have included our website address as an inactive textual reference only.

General

We develop and sell in-vitro diagnostic (“IVD”) tests for the early detection of cancer. Our flagship ColoAlert product is being marketed and sold in European markets. We are currently developing our next generation colorectal cancer screening product and intend to launch that product in the future in the United States and in Europe. We distribute our IVD kits to third-party laboratories in Europe and during 2023 and a portion of 2024 through our on-line store in Germany.

In addition, we conduct research and development to increase and diversify our product portfolio. Currently, we are managing our government funded research and development project called PancAlert, which provide us non-refundable grant income that covers a percentage of the individual project-related costs. In March 2025, we acquired a license from Liquid Bioscience, Inc. to access a portfolio of novel mRNA biomarkers for the non-invasive detection of pancreatic cancer with a blood test. We have an exclusive license to develop such a test using these biomarkers with the unilateral option to acquire them.

Our mission is to enhance disease diagnosis by applying cutting-edge genetic diagnostic technologies, enabling earlier and more accurate detection for timely and improved treatment. Alongside our current ColoAlert colorectal cancer (“CRC”) screening test, we are developing an advanced mRNA-based CRC screening test, as well as PancAlert, a product candidate for pancreatic cancer detection. Our approach integrates proprietary, validated biomarkers with reliable diagnostic tools, further strengthened by machine learning and artificial intelligence to optimize accuracy and applicability. We strive to make the diagnosis of various diseases more effective by using the latest genetic diagnostic technologies. Enabling earlier detection of these diseases allows for earlier and better therapy for affected individuals. In addition to offering the CRC screening test, ColoAlert, we are currently developing our product candidate PancAlert for the detection of pancreatic cancer. We aim to use proprietary, known and existing biomarkers in applicable and reliable diagnostic tools.

Corporate Information

We are a public company under Dutch law. We were incorporated on March 8, 2021 as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law. We were formed to acquire PharmGenomics GmbH (“PharmGenomics”), a German company with limited liability, and we acquired PharmGenomics on September 20, 2021. On November 9, 2021, we converted into a Dutch public company with limited liability (naamloze vennootschap).

We are headquartered in Mainz, Germany where we have approximately 21 full-time and 4 part-time employees. The address for our principal place of business is Robert Koch Strasse 50, 55129 Mainz, Germany, and the telephone number is +49 6131 5542860. Pharmgenomics GmbH changed its name subsequent to the acquisition to Mainz Biomed Germany GmbH.

Summary of Risk Factors

Investing in our securities entails a high degree of risk as more fully described under “Risk Factors,” and the risk factors contained in the other documents that are filed after the date hereof and incorporated by reference in this reoffer prospectus or contained in any applicable supplement. You should carefully consider such risks before deciding to invest in our securities.

Emerging Growth Company

We qualify as an Emerging Growth Company (“EGC”), as defined in the JOBS Act. As an EGC, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies, including reduced disclosure about our executive compensation arrangements, exemption from the requirements to hold non-binding advisory votes on executive compensation and golden parachute payments and exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions until December 31, 2026 or such earlier time that we are no longer an emerging growth company. We would cease to be an EGC earlier if we have more than $1.235 billion in annual revenue, we have more than $700.0 million in market value of our stock held by non-affiliates (and we have been a public company for at least 12 months and have filed one annual report on Form 20-F) or we issue more than $1.0 billion of non-convertible debt securities over a three-year period. For so long as we remain an EGC, we are permitted, and intend, to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not EGCs. We may choose to take advantage of some, but not all, of the available exemptions.

Offering Summary

Outstanding Ordinary Shares:	12,515,336 of our Ordinary Shares are outstanding as of February 18, 2025.

Ordinary Shares Offered:	Up to 1,000,000 Ordinary Shares for sale by the selling shareholders (which include our executive officers and directors) for their own account pursuant to the 2025 Plan.

Selling Securityholders:	The selling shareholders are set forth in the section entitled “Selling Shareholders” of this reoffer prospectus on page 6.

Use of proceeds:	We will not receive any proceeds from the sale of our Ordinary Shares by the selling shareholders.

Risk Factors:	The securities offered hereby involve a high degree of risk. See “Risk Factors.”

Nasdaq trading symbol:	MYNZ

RISK FACTORS

Investing in our securities is speculative and involves a high degree of risk. You should carefully consider all of the information set forth in this reoffer prospectus, including our financial statements and notes thereto and the other information incorporated by reference into this reoffer prospectus, and the risk factors set forth in the Company’s most recent Annual Report on Form 20-F for the fiscal year ended December 31, 2024 and its other filings with the Commission, before you decide to purchase our securities. If any of these risks actually occur, our business, financial conditions, results of operations and prospects could be materially adversely affected, the value of our securities could decline, and you may lose all or part of your investment.

Sales of a substantial number of our securities in the public market by the selling shareholders and/or by our existing shareholders could cause the price of our Ordinary Shares to fall.

The selling shareholders can sell, under this prospectus, up to 1,000,000 Ordinary Shares, constituting approximately 8.0% of our outstanding Ordinary Shares, as of February 18, 2026. Depending on the price, the public shareholders may have paid significantly more than the selling shareholders for any Ordinary Shares they may have purchased in the open market based on variable market price. The securities offered in this prospectus may be resold for so long as the registration statement, of which this prospectus forms a part, is available for use. The sale of all or a portion of the securities offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, the selling shareholders may still experience a positive rate of return on the securities it purchased due to the price at which the selling shareholders initially purchased the securities.

We recently issued preferred shares are committed to issuing additional preferred shares which, subject to shareholder approval, could be converted into a substantial majority of our ordinary shares.

On February 17, 2026, we entered into we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an investor that (i) provided for the sale in a private placement of three million preferred shares of various classes convertible into an aggregate of up to 27 million Ordinary Shares, subject to shareholder approval, into an aggregate of up to 9 million Ordinary Shares in exchange for $3 million and (ii) provides for the sale, upon the completion of certain conditions, in a private placement of two million preferred shares, of two different classes convertible, subject to shareholder approval, into an aggregate of up to 450 million Ordinary Shares in exchange for an additional $3 million (collectively, the “Investment”). If such shareholder approval is received, the preferred shares sold in the Investment will be convertible into approximately 95.6% of the shares outstanding as of February 18, 2026. Your voting and economic position will be greatly diluted if such approval is obtained, and the fear of such dilution may cause the market price of our Ordinary Shares to decrease significantly.

Sales, or the perception of sales, of our Ordinary Shares, including those registered in this registration statement, by us or our existing shareholders in the public market could cause the market price for our Ordinary Shares to decline.

The sale of substantial amounts of Ordinary Shares in the public market, or the perception that such sales could occur, could harm the prevailing market price of the Ordinary Shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon the effectiveness of this registration statement, shares held by certain of our shareholders, including the selling shareholders, will be eligible for resale without restriction. As restrictions on resale end, the market price of Ordinary Shares could drop significantly if the holders of these securities sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our Ordinary Shares or other securities.

If enacted, a proposed change to the Nasdaq continued listing requirements concerning the market value of listed securities (“MVLS”), could cause us to fail to meet Nasdaq’s continued listing requirements resulting in our Ordinary Shares being delisted from the Nasdaq Capital Market.

The Nasdaq Stock Market LLC has proposed amending the Nasdaq Listing Rules to require companies to maintain a minimum MVLS of $5 million. Specifically, if a company fails to have a MVLS of at least $5 million for 30 consecutive business days, it will be subject to immediate suspension and delisting without a compliance period, which period could be shortened to ten consecutive trading days if the company is then in violation of another Nasdaq continued listing requirement. These rules could take effect as early as April 2026. Based on the number of our common shares outstanding as of February 18, 2026 and the last reported sale price of our common shares on the Nasdaq Capital Market on February 18, 2026, our MVLS is approximately $7.8 million. If our MVLS decreases below $5 million for 30 consecutive days, our Ordinary Shares will be delisted under this proposed rule. However, such delisting would occur after ten consecutive business days if we were in violation of another Nasdaq continued listing violation such as having a closing price for our Ordinary Shares of below $1.00 for 30 consecutive days (as of February 17, 2026, the closing price of our Ordinary Shares had been below $1.00 for eight consecutive days).

If our common shares are suspended or delisted, it would likely have an adverse effect on the liquidity of our common shares, decrease the market price of our common shares, result in the potential loss of confidence by investors, suppliers, customers, and employees, result in fewer business development opportunities, and adversely affect our ability to obtain financing for our continuing operations. Such a suspension or delisting would jeopardize the second closing of the Investment.

We ceased to be a foreign private issuer as of January 1, 2026, which could result in significant additional cost and expense.

On January 1, 2026, we ceased to qualify as a foreign private issuer. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher than we were accustomed to as a foreign private issuer. We are required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive in certain respects than the forms that had been available to us as a foreign private issuer. We are required under current SEC rules to prepare our financial statements in accordance with U.S. GAAP, rather than IFRS, and modify certain of our policies to comply with corporate governance practices required of U.S. domestic issuers. Such conversion of our financial statements to U.S. GAAP will involve significant time and cost. These new requirements may cause us to make errors in our disclosure controls and procedures, weaken our internal controls over financial reporting and cause us to miss important filing deadlines with the Commission or to omit necessary information, all of which could hamper your ability to make an informed investment decision in our company.

In addition, we have lost our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges (including the Nasdaq Capital Market) that are available to foreign private issuers such as the ones described above and exemptions from procedural requirements related to the solicitation of proxies. As a result, we may no longer be able to take corporate actions as easily or cost-efficiently, if at all, as we could take as a foreign private issuer.

We might consider whether to redomicile to a U.S jurisdiction.

Since we are no longer a foreign private issuer, we will assess whether it is more beneficial for corporate purposes to redomicile to a U.S. jurisdiction than to remain as a public company under Dutch law. Such a redomicile could entail significant cost and time for us to undertake, could affect certain rights that you have as a shareholder and could impose additional disclosure and compliance requirements from both the SEC and Nasdaq.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information included or incorporated by reference in this prospectus contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding Mainz Biomed N.V. and its business. Forward-looking statements are those that predict or describe future events, do not relate solely to historical matters and include statements regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, our future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change at any time without notice. Words such as “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional auxiliary verbs such as “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Risks, uncertainties, contingencies, and developments, including those discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s periodic reports and those identified in “Risk Factors”, could cause our future operating results to differ materially from those set forth in any forward-looking statement. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

SELLING SHAREHOLDERS

This prospectus relates to the reoffer and resale from time to time of up to 1,000,000 Ordinary Shares issued to the selling shareholders, or underlying equity awards issued to the selling shareholders, under our 2025 Plan. The selling shareholders may sell any, all or none of such shares and we do not know when or in what amount the selling shareholders may sell such shares. The inclusion of such shares in the table below does not necessarily represent a present intention by the selling shareholders to sell any or all such shares. However, for the purposes of the table below, we have assumed that, after the completion of this offering, all Ordinary Shares covered by this prospectus has been sold.

The number of shares to be sold by any selling shareholder under this prospectus also may be increased or decreased by a prospectus supplement. Although a person’s name is included in the table below, neither that person nor we are making an admission that the named person is our “affiliate.”

The following table sets forth (i) the number of Ordinary Shares beneficially owned by each selling shareholder as of February 18, 2026, (ii) the number of shares to be offered for resale by each selling shareholder and (iii) the number and percentage of Ordinary Shares that each selling shareholder will beneficially own after completion of the offering, assuming that all Ordinary Shares that may be offered for resale are sold and no other Ordinary Shares beneficially owned by the selling shareholders also are sold.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and is generally determined by voting power and/or investment power with respect to securities. Unless otherwise noted, all Ordinary Shares listed above are owned of record by each individual named as beneficial owner and such individual has sole voting and dispositive power with respect to the Ordinary Shares owned by each of them. Such person or entity’s percentage of ownership is determined by assuming that any options or convertible securities held by such person which are exercisable within 60 days from the date hereof have been exercised or converted as the case may be. Unless otherwise indicated, the address for each of the selling shareholders named below is c/o Mainz Biomed N.V., Robert Koch Strasse 50, 55129 Mainz, Germany.

Name of Selling Shareholder	Number of Shares Beneficially Owned (1)	Number of Shares to be Offered for the Account of the Selling Shareholder (2) (3)	Number of Shares Beneficially Owned After the Offering (1)	% Owned After the Offering * (1)
Guido Baechler
Chief Executive Officer and Director	605,058	440,000	165,058	1.3%

William Caragol
Chief Financial Officer	367,899	290,000	77,899	**

Heiner Driesmann
Director	64,500	45,000	19,500	**

Hans Hekland
Director	56,000	45,000	11,000	**

Greggory Tibbitts
Director	55,875	45,000	10,875	**

Dr. Chris von Toerne
Chief Operating Officer	82,500	45,000	37,500	**

Tarrin Taraki
VP Commercial	80,500	35,500	35,500	**

Cristoph Steffen
VP Finance	53,500	45,000	8,500	**

*	calculated based on 12,515,336 Ordinary Shares outstanding as of February 18, 2026.

**	denotes less than 1%.

(1)	Under Rule 13d-3 of the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of such security; and (ii) investment power, which includes the power to dispose or direct the disposition of such security. Certain Ordinary Shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, Ordinary Shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of Ordinary Shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding Ordinary Shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of Ordinary Shares actually outstanding as of the date hereof.

(2)	These are designated as “restricted securities” and “control securities” as such terms are defined in General Instruction C to Form S-8.

(3)	Includes Ordinary Shares underlying stock options irrespective of whether such stock option will vest more than 60 days after the date hereof.

PLAN OF DISTRIBUTION

In this section of the reoffer prospectus, the term “selling shareholder” means and includes:

●	the persons identified in the table above as the selling shareholders; and

●	any of the donees, pledgees, distributees, transferees or other successors in interest of those persons referenced above who may: (a) receive any of the Ordinary Shares offered hereby after the date of this reoffer prospectus and (b) offer or sell those shares hereunder.

The Ordinary Shares offered by this reoffer prospectus may be sold from time to time directly by the selling shareholders. Alternatively, the selling shareholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The selling shareholders as of the date of this reoffer prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the Ordinary Shares offered hereby. The distribution of the Ordinary Shares by the selling shareholders may be effected: in one or more transactions that may take place on the Nasdaq Capital Market (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the selling shareholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the Nasdaq Capital Market; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be affected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of our Ordinary Shares.

The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the Ordinary Shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of Ordinary Shares. The broker-dealer may then resell or otherwise transfer such Ordinary Shares pursuant to this reoffer prospectus.

The selling shareholders also may lend or pledge Ordinary Shares to a broker-dealer. The broker-dealer may sell the Ordinary Shares so lent, or upon a default the broker-dealer may sell the pledged Ordinary Shares pursuant to this reoffer prospectus. Any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this reoffer prospectus.

The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of Ordinary Shares of the selling shareholders.

Although the Ordinary Shares covered by this reoffer prospectus are not currently being underwritten, the selling shareholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling shareholders in any offering or distribution of Ordinary Shares may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the Ordinary Shares offered hereby may not simultaneously engage in market making activities with respect to the Ordinary Shares for a period of up to five days preceding such distribution. The selling shareholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling shareholders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the Ordinary Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Ordinary Shares may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses and fees in connection with the registration of the Ordinary Shares offered hereby. However, the selling shareholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the Ordinary Shares offered pursuant to this reoffer prospectus. We have agreed to indemnify certain of the selling shareholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments to which any of those security holders may be required to make in respect thereof.

There can be no assurance that the selling shareholders will sell any or all of the securities offered by them hereby.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by CMS Derks Star Busmann N.V. is acting as counsel to our company regarding Dutch securities law matters. The address of CMS Derks Star Busmann N.V. is Atrium, Parnassusweg 737, 1077 DG Amsterdam, Netherlands.

EXPERTS

The financial statements of Mainz Biomed, N.V. as of December 31, 2024 and 2023, the related consolidated statements of comprehensive loss, changes in shareholders’ equity (deficit) and cash flows for the years then ended, and related notes included in this prospectus and registration statement have been so included in reliance on the report of Reliant CPA PC, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to periodic reporting and other informational requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are also available to you on the Commission’s website at http://www.sec.gov. We maintain a website at www.mainzbiomed.com at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the Commission. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” certain information we have filed or furnished with the Commission into this Registration Statement, which means that we are disclosing important information to you by referring you to other information we have filed or furnished with the Commission. The information we incorporate by reference is considered part of this reoffer prospectus. We specifically are incorporating by reference the following documents filed or furnished with the Commission:

●	our report on Form 8-K filed with the SEC on February 17, 2026;

●	our report on Form 8-K filed with the SEC on February 10, 2026;

●	our report on Form 6-K filed with the SEC on November 26, 2025;

●	our report on Form 6-K filed with the SEC on October 3, 2025;

●	our report on Form 6-K filed with the SEC on September 26, 2025;

●	our report on Form 6-K filed with the SEC on August 5, 2025;

●	our report on Form 6-K filed with the SEC on June 5, 2025;

●	our report on Form 6-K filed with the SEC on May 21, 2025;

●	our report on Form 6-K filed with the SEC on May 2, 2025;

●	our report on Form 6-K filed with the SEC on April 1, 2025;

●	our Annual Report on Form 20-f for the fiscal year ended December 31, 2024, filed with the Commission on March 31, 2025; and

●	the description of the Company’s Ordinary Shares contained in the Form 8-A filed with the Commission on November 3, 2021, including any amendments thereto or reports filed for the purposes of updating this description.

Additionally, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part of this reoffer prospectus from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this reoffer prospectus.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. This information in this document may only be accurate as of the date of this document.

Additional risks and uncertainties not presently known or that are deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on these who purchase our Ordinary Shares. These purchasers will purchase our Ordinary Shares at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

1,000,000 Ordinary Shares

February 19, 2026

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” certain information we have filed or furnished with the Commission into this Registration Statement, which means that we are disclosing important information to you by referring you to other information we have filed or furnished with the Commission. The information we incorporate by reference is considered part of this reoffer prospectus. We specifically are incorporating by reference the following documents filed or furnished with the Commission:

●	our report on Form 8-K filed with the SEC on February 17, 2026;

●	our report on Form 8-K filed with the SEC on February 10, 2026;

●	our report on Form 6-K filed with the SEC on November 26, 2025;

●	our report on Form 6-K filed with the SEC on October 3, 2025;

●	our report on Form 6-K filed with the SEC on September 26, 2025;

●	our report on Form 6-K filed with the SEC on August 5, 2025;

●	our report on Form 6-K filed with the SEC on June 5, 2025;

●	our report on Form 6-K filed with the SEC on May 21, 2025;

●	our report on Form 6-K filed with the SEC on May 2, 2025;

●	our report on Form 6-K filed with the SEC on April 1, 2025;

●	our Annual Report on Form 20-f for the fiscal year ended December 31, 2024, filed with the Commission on March 31, 2025; and

●	the description of the Company’s Ordinary Shares contained in the Form 8-A filed with the Commission on November 3, 2021, including any amendments thereto or reports filed for the purposes of updating this description.

Additionally, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part of this reoffer prospectus from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this reoffer prospectus.

We will provide without charge to each person to whom documents are being provided pursuant to Part I of this Registration Statement, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to:

Mainz Biomed N.V.
Robert Koch Strasse 50
55129 Mainz
Germany

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

No expert or counsel named in this Registration Statement as having prepared or certified any part of this Registration Statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our Company, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Item 6. Indemnification of Directors and Officers.

Under Dutch law, members of the board of directors may be liable to the registrant for damages in the event of improper or negligent performance of their duties. They may be jointly and severally liable for damages to the registrant and third parties for infringement of our Articles of Association or certain provisions of the Dutch Civil Code. In certain circumstances, they may also incur additional specific civil and criminal liabilities.

Pursuant to the registrant’s articles of association, to the fullest extent permitted by Dutch law, the following shall be reimbursed to the indemnified officers:

(a)	the costs of conducting a defense against claims, also including claims by the Company and its group companies, as a consequence of any acts or omissions in the fulfilment of their duties or any other duties currently or previously performed by them at the company’s request;

(b)	any damages or financial penalties payable by them as a result of any such acts or omissions;

(c)	any amounts payable by them under settlement agreements entered into by them in connection with any such acts or omissions;

(d)	the costs of appearing in other legal proceedings in which they are involved as directors or former directors, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf;

(e)	any taxes payable by them as a result of any reimbursements in accordance with the articles of association.

An indemnitee shall not be entitled to reimbursement if and to the extent that:

(a)	it has been adjudicated by a Dutch court or, in the case of arbitration, an arbitrator, in a final and conclusive decision that the act or omission of the Indemnitee may be characterized as intentional, deliberately reckless or grossly negligent conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness; or

(b)	the costs or financial loss of the Indemnitee are covered by an insurance and the insurer has paid out the costs or financial loss.

The description of indemnity herein is merely a summary of the provisions in the registrant’s articles of association described above, and such description shall not limit or alter the mentioned provisions in the articles of association or other indemnification agreements.

In addition, we have entered into an indemnification agreement with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
2.1	Description of Securities registered under Section 12 of the Exchange Act*
3.1	Unofficial English translation of Deed of Conversion*
3.2	Unofficial English translation of Deed of Amendment, dated December 15, 2022*
3.3	Unofficial English translation of Deed of Amendment, dated July 19, 2024*
3.3	Unofficial English translation of Articles of Association, dated December 3, 2024*
3.4	Unofficial English Translation of Deed of Amendment (incorporated by reference to Exhibit 4.1 to the Registrant’s report on Form 6-K filed on November 26, 2025)*
4.1	Share Certificate—Ordinary Shares*
4.2	Form of Pre-Funded Warrant*
5.1	Opinion of CMS Derks Star Busmann N.V.
10.1	Management Services Agreement, dated July 1, 2020, between the Company and Guido Baechler*
10.2	Consulting Agreement, dated July 16, 2021, between the Company and William Caragol*
10.3	Form of Silent Partnership Agreements*
10.4	Mainz Biomed N.V. 2025 Omnibus Incentive Plan
10.5	Mainz Biomed N.V. Amended and Restated 2022 Omnibus Incentive Plan*
10.6	Amendment to Management Services Agreement between Guido Baechler and the Company*
10.7	Amendment to Consultant Agreement between William Caragol and the Company*
10.8	Technology Rights Agreement, dated January 4, 2022, between the Company and Socpra Sciences Santé Et Humaines S.E.C.*
10.9	Employment Contract with William Caragol, dated April 29, 2022*
10.10	Intellectual Property Asset Purchase Agreement, dated February 15, 2023, with Uni Targeting Research AS*
10.11	Assignment Agreement, dated February 15, 2023, with SOCPRA Sciences Santé et Humaines S.E.C.*
10.12	Mainz Biomed USA, Inc. Carve-Out Plan*
10.13	Pre-Paid Advance Agreement (the “PPA”), dated June 28, 2023, between the Company and YA II PN, Ltd.*
10.14	License and Option Agreement, dated March 10, 2025, between Mainz Biomed N.V. and Liquid Biosciences* +
10.15	Securities Purchase Agreement, dated February 13, 2026, between Mainz Biomed N.V. and David Lazar (incorporated by reference to Exhibit 10.1 to the Registrant’s report on Form 8-K filed on February 17, 2026)*+
10.16	Form of Voting Agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s report on Form 8-K filed on February 17, 2026)*
10.17	Form of Settlement Agreement (incorporated by reference to Exhibit 10.3 to the Registrant’s report on Form 8-K filed on February 17, 2026)*
11.2	Code of Ethics and Business Conduct*
23.1	Consent of Reliant CPA PC
97.1	Executive Compensation Clawback Policy*
107	Filing Fee Table

*	Previously filed.

+	Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on February 19, 2026.

Mainz Biomed N.V.

By	/s/ Guido Baechler
Guido Baechler
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned directors and officers of the Registrant, hereby severally constitute and appoint Guido Baechler and William Caragol, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form F-3 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Guido Baechler
Guido Baechler	Director and Chief Executive Officer	February 19, 2026

/s/ William Caragol	Chief Financial Officer
William Caragol	(Principal Financial Officer and Principal Accounting Officer)	February 19, 2026

/s/ Dr. Heiner Dreismann
Dr. Heiner Dreismann	Director	February 19, 2026

/s/ Gregory Tibbitts
Gregory Tibbitts	Director	February 19, 2026

/s/ Hans Hekland
Hans Hekland	Director	February 19, 2026

/s/ David Lazar
David Lazar	Director	February 19, 2026

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Mainz Biomed N.V., has signed this registration statement or amendment thereto in Florida, USA, on February 19, 2026.

William Caragol

By:	/s/ William Caragol
William Caragol